Exhibit T3B.8

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL AMBASSADOR MEMBER, LLC

This Amended and Restated Limited Liability Company Agreement is made and entered into as of the 1st day of January, 2015, by and between CBL & Associates Limited Partnership, a Delaware limited partnership (herein referred to as “CBL/OP”) and CBL & Associates Management, Inc., a Delaware corporation (herein referred to as “CBL Mgt. Co.”-).

W I T N E S S E T H:

WHEREAS, CBL/OP formed the Company as a limited liability company under and pursuant to the Louisiana Limited Liability Company Law by filing Articles of Organization with the Louisiana Secretary of State on November 4, 2013;

WHEREAS, CBL/OP had entered into that certain Limited Liability Company Agreement of CBL Ambassador Member, LLC dated November 4, 2013 (the “Initial LLC Agreement”):

WHEREAS, the CBL Mgt. Co. has been admitted as a Member of the Company by documents of even date herewith;

WHEREAS, CBL/OP and the CBL Mgt. Co. (individually referred to herein as a “Member” and collectively, the “Members”) desire to amend and restate the Initial LLC Agreement to set forth in this Agreement rules, regulations, and provisions regarding the management of the business of the Company, the regulations of the affairs of the Company, the governance of the Company, the conduct of the Company’s business and the rights and privileges of the Members.

NOW, THEREFORE, the Members hereto agree as follows:

The Initial LLC Agreement is hereby amended and restated in its entirety on the terms and provisions stated below:

ARTICLE I

1.1         Definitions. As used herein the following terms shall have the indicated meanings. Terms not otherwise defined herein shall have the meaning set forth in Act.

(a)             “Act” means the Louisiana Limited Liability Company Law (Louisiana Revised Statutes 12:1301-41) in effect on the date hereof and as may be hereafter amended.

(b)           “Agreement” means this Amended and Restated Limited Liability Company Agreement and as may be hereafter amended.

(c)          “Board of Managers” means the Board of Managers of the Company as set forth in Article VIII consisting of the Chief Manager and such other Managers as may be appointed pursuant to Article VIII.

(d)          “Cash Flow of the Company” means the cash receipts generated from the ordinary day-to-day operations of the business of the Company and from all other sources available to the Company, including sales of assets and refinancings, without deduction of depreciation, cost recovery, and other non-cash charges, but after deductions for

(i)       the payment or the accrual for payment, of all operating expenses, capital costs relating to the business of the Company and its assets including, without limitation, interest, amortization and other charges or provisions (i.e., escrows) pursuant to Company indebtedness, the cost of the Company’s tax returns, tax shelter registration and reporting costs, if any, filing fees and any fees, taxes or costs required to be paid by the Company to maintain its existence as a valid business enterprise in good standing in the State of Louisiana;

(ii)       provisions for the reasonable current and future working capital requirements of the Company or for the preservation of the Company assets, as determined by the Chief Manager; and

(iii)       other reserves which, in the discretion of the Chief Manager, are necessary for the operation of the Company’s business.

(e)          “Chief Manager” means CBL/OP or any subsequent Chief Manager as may be elected by the Members.

(f)           “Code“ means the Internal Revenue Code of 1986, as may be hereafter amended.

(g)         “Company” means CBL Ambassador Member, LLC.

(h)          “Managers” means the Chief Manager and any other managers who may be designated from time to time by the Members pursuant to Article VIII.

(i)           “Members” mean CBL & Associates Limited Partnership, a Delaware limited partnership, and CBL & Associates Management, Inc., a Delaware corporation.

(j)           “Membership Interest” means the Member’s entire interest in the Company.

(k)         “Net Losses” means the excess of all expenses of the Company over all income of the Company (including the amount of any losses recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(l)           “Net Profits” means the excess of all income of the Company over all expenses of the Company, (including the amount of any gains recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(m)        “Property” means the assets described on Exhibit “A” attached hereto.

(n)        “Treasury Regulations” mean the regulations and all amendments thereto issued by the U. S. Treasury Department in interpretation of the Code.

ARTICLE II

FORMATION

2.1            Formation. The Members hereby acknowledge the formation of the Company by the filing of the Articles of Organization with the Louisiana Secretary of State by the organizer.

2.2            Name. The name of the Company shall be CBL Ambassador Member, LLC. The Company may adopt and conduct its business under such assumed or trade names as the Chief Manager may from time to time determine. The Company shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

2.3            Articles of Organization The Articles of Organization as filed with the Louisiana Secretary of State on November 4, 2013, by the organizer is hereby adopted and ratified by the Members. In the event of a conflict between the terms of this Agreement and the terms of the Articles of Organization, the terms of the Articles of Organization shall prevail.

2.4            Limited Liability Company Agreement. The Members hereby state that except as otherwise provided by the Act or the Articles of Organization, the Company shall be operated subject to the terms and conditions of this Agreement.

2.5            Offices. The principal executive office of the Company shall be CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421. The business of the Company may also be conducted at such other or additional place or places or offices as may hereafter be designated by the Chief Manager.

ARTICLE III

PURPOSE AND POWER

3.1           Purpose. The purpose of the Company shall be engaging in any lawful business activity. Specifically, but without limitation of the preceding sentence, the Company shall own,

either directly or indirectly, the Property and shall take all actions and perform all functions attributable to the Property and otherwise deal with the Property. Also, it is the stated intent and purpose of the Company to operate under this Agreement and the Act and to be characterized as a limited liability company under the Act and so long as the Company has only one (1) Member to be characterized as a disregarded entity for federal tax purposes. In the instance where the Company has two (2) or more Members, then the Company shall be characterized, for federal tax purposes, as a partnership subject to Subchapter K of the Code. The Member shall revise this Agreement and/or otherwise restructure the Company if such action is necessary to continue the status of the Company as a limited liability company under the Act and to continue the Company’s characterization as a disregarded entity or partnership, as the case may be, under federal tax laws.

3.2           Powers. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by the Act and applicable law.

ARTICLE IV

PERCENTAGE INTEREST AND CAPITAL

4.1          Capital Contributions. The Members have made the initial contributions to the capital of the Company in the amounts set forth on Exhibit “B” attached hereto.

4.2          Capital Accounts. The Company will maintain for each Member an account designated as his/her “Capital Account” in accordance with Treasury Regulations Section 1.704-1(b).

ARTICLE V

CASH FLOW

5.1          Cash Flow Distributions. The Cash Flow of the Company, if any, shall be distributed to the Members subject to any limitations on the Company’s ability to make distributions imposed by the Company’s lenders or by applicable law.

ARTICLE VI

MEMBERS. MEMBER MEETINGS. AND VOTING RIGHTS

6.1            Admission of New Members. No other person shall be made a Member without the unanimous consent of the Members at the time such membership decision is to be made. The Chief Manager shall revise Exhibit B attached hereto to reflect the admission of new Members. Upon the unanimous consent of the Members, the Company may enter into Contribution

Agreements and Contribution Allowance Agreements as defined in the Act. The Chief Manager shall revise Exhibit “B” attached hereto to reflect any such agreements.

6.2           Meetings. Meetings of the Members may be called by the Chief Manager or any Member by giving written notice to all Members, stating the date, the time, the place and the purpose(s) of the meeting. Any such meetings shall be held at the principal executive office of the Company, or such other place as may be designated in the notice. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the meeting date.

6.3            Quorum Requirements for Meetings. The Members holding a majority of the total voting power of Members entitled to vote at any meeting shall constitute a quorum for the transaction of business. Once a Membership Interest is represented at any meeting, it is deemed to be present for the remainder of that meeting and for any adjournment unless a new record date is or must be set for that adjourned meeting, A meeting may be adjourned and notice of any adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

6.4            Voting. Each Member shall have voting power proportionate to his/her Percentage Interest. Except where this Agreement, the Act, or the Articles of Organization require a larger proportion, the Members shall take action on an item of business by the affirmative vote of the Members holding a majority of the voting power present and entitled to vote on that item of business at a meeting at which a quorum is present.

6.5            Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote and delivered to the Managers of the Company for filing with the Company records or as otherwise permitted by law.

ARTICLE VII

MANAGEMENT

7.1            Management of Company. The overall management of the business and affairs of the Company shall be vested in the Board of Managers. All decisions with respect to the management of the Company shall be made by the Chief Manager.

7.2            Borrowing. The Company may borrow for Company purposes from any source upon such terms and conditions as the Chief Manager may determine. The Chief Manager shall and hereby is empowered to execute and deliver on behalf of the Company any and all promissory notes, security agreements, deeds of trust and other documents and instruments required by the lender in connection therewith.

ARTICLE VIII

MANAGERS

8.1          Election, Withdrawal and Removal of Managers. The Company shall at all times have at least one (1) Manager, that being the Chief Manager. The Chief Manager shall be the person designated as such on Exhibit C, whom shall hold office until removal from office or until his/her respective successor is duly elected and qualified. Any number of manager positions may be held by the same person. A Manager need not be a Member. The Members may at any time, elect new, additional or substitute Managers. The Members may, at any time and without cause, remove any one (1) or more of the Managers. The Members may, at any time, eliminate any Manager position other than that of the Chief Manager. Any Manager may, at any time and upon thirty (30) days prior written notice to the Member, resign as a Manager, but such resignation shall not affect his/her status as a Member, if any.

8.2          Chief Manager. The Chief Manager shall:

(a)            See that all orders and resolutions of the Members are carried into effect;

(b)             Sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated or limited (i) by the Articles of Organization, (ii) by this Agreement, or (iii) by the Members to some other Manager or agent of the Company;

(c)             Carry out the day to day operations of the Company;

(d)             Perform other duties prescribed by the Members, by this Agreement, or by the Act.

8.3          Other Managers. If the Member elects other Managers in addition to the Chief Manager, such other Managers shall perform such duties as are specifically designated by the Member.

8.4          Compensation of Managers. Except as may be expressly provided for herein or hereafter approved by the Member, no payment will be made by the Company to any Manager for the services of such Manager or any partner or employee of the Manager.

8.5          Conflict of Interest Transaction. A contract or transaction between the Company and a Manager in which the Manager has a direct or indirect interest as defined in the Act is not voidable by the Company solely because of the Manager’s interest in the contract or transaction, if the material facts of the transaction and the Manager’s interests are disclosed or known to the Member and the transaction is authorized, approved or ratified by the Member or if the transaction is fair to the Company.

8.6            Other Interests. Any Manager may engage in other business, including business of a nature which is the same as or similar to the business of the Company, without any duty or obligation to account to the Company in connection therewith.

8.7            Standard of Conduct. A Manager shall discharge the duties of his/her office in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

8.8           Limitation on Authority of Managers. Nothing contained in this Article VIII shall be construed as giving the Managers any authority over the management of the Company which management authority shall be always vested in the Member.

ARTICLE IX

INDEMNIFICATION

9.1            Authority to Indemnify. The Company shall be authorized and shall indemnify the Member pursuant to and in accordance with the Act.

ARTICLE X

FISCAL MATTERS

10.1        Books and Records. Full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

10.2        Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

10.3        Tax Status: Elections. Notwithstanding any provision hereof to the contrary, solely for purposes of the United States federal income tax laws, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Member.

ARTICLE XI

GENERAL PROVISIONS

11.1        Notices. All notices, consents, waivers, directions, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given three (3) business days after mailing if sent by registered or certified United States mail, postage prepaid, addressed;

(a)            in the case of the Company, to the address set forth in Section 2.5;

(b)             in the case of any Member, to the address set forth on Exhibit “B”; or to such address as any party may specify in writing to the other parties.

11.2        Integration. This Agreement embodies the entire agreement and understanding among the Members and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

11.3        Applicable Law. This Agreement and the rights of the Member shall be governed by and construed and enforced in accordance with the laws of the State of Louisiana.

11.4        Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or unpaired thereby.

11.5        Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Member and its respective heirs, executors, administrators, successors, transferees and assigns.

11.6        Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself.

11.7        Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by each of the Members; provided, however, that the Chief Manager is hereby authorized and directed to amend Exhibit “B” and/or “C” to reflect changes in the information set forth on Exhibit “B” and/or “C”.

11.8        Overriding Provisions. The following provisions shall apply notwithstanding any provision of this Amended and Restated LLC Agreement to the contrary:

WHEREAS, the Company is the managing member of Ambassador Town Center JV, L.L.C., a Louisiana limited liability company (“Town Center JV”). that was formed by filing of Articles of Organization with the Secretary of State of Louisiana on December 16, 2013 and that is governed by that certain Limited Liability Company Agreement of Ambassador Town Center JV, L.L.C. dated December 17, 2014 (the “Town Center JV Agreement”), and that has purchased certain real property located in Lafayette, Louisiana as described in the Town Center JV Agreement (said real property being herein referred to as the “Town Center Property”);

WHEREAS,immediately following the purchase of the Town Center Property by Town Center JV a portion of the Town Center Property, as described in the Town Center JV Agreement (the “Costco Parcel”), was sold to Costco Wholesale Corporation (“Costco”);

WHEREAS, immediately following the transfer of the Costco Parcel to Costco, Town Center JV and Costco then transferred their respective portions of the Town Center Property to Industrial Development Board of the Parish of Lafayette, Louisiana, Inc. (the “IDB”), and then the IDB leased back to the Town Center JV and Costco their respective parcels as part of a payment-in-lieu-of- taxes (PILOT) program (the referenced lease from the IDB to the Town Center JV and Costco being herein referred to as the “PILOT Lease”);

WHEREAS, Town Center JV’s portion of the Town Center Property includes a tract of land upon which a shopping center shall be developed (the “Town Center Tract”) and includes certain parcels of peripheral property (“Designated Outparcels”) that may be sold to third parties or subleased to third parties to be then subsequently conveyed upon termination of the PILOT Lease or conveyed if Town Center JV is able to cause a release of such parcel from the PILOT Lease (such sublease and subsequent sale is herein referred to as a “Sublease/Sale”) and includes certain parcels of peripheral property (“Lease Outparcels”) that may be subleased to third parties to remain as leases upon termination of the PILOT Lease (the Town Center Tract, the Designated Outparcels and the Lease Outparcels are as shown on Exhibit A-1 attached hereto);

WHEREAS, the CBL/OP and the CBL Mgt. Co. have been working together with respect to the Company since the formation of the Company and have been operating in such joint capacity pursuant to an undocumented verbal joint venture between them, and the CBL/OP and the CBL Mgt. Co. have mutually agreed that the CBL Mgt. Co. was and is intended to be a member of the Company with the membership interest of the CBL Mgt. Co. in the Company to be as stated in this Agreement and that the terms relative to the interest of CBL Mgt. Co. as a member of the Company are being memorialized in this Agreement;

(i)             Authority. The CBL/OP shall be the Chief Manager and shall have sole authority to make any and all decisions regarding the Company. The CBL Mgt. Co. shall have no approval or voting rights as a member of the Company.

(ii)             Town Center Tract, Designated Outparcels and Lease Outparcels. Exhibit A-1 is attached to this Agreement. Upon any re-designation of a Lease Outparcel as a Designated Outparcel, as set forth below, this Exhibit shall promptly be revised and replaced as the referenced exhibit to reflect such re-designation.

(iii)            Capital Contributions - Purchase of Costco Parcel and Designated Outparcels. The CBL Mgt. Co. shall contribute to the Company an amount of capital equivalent to the portion of the purchase price for the Costco Parcel and the Designated Outparcels paid by the Town Center JV that was contributed to the Town Center JV by the Company such that the Company's portion of such purchase price paid for the Costco Parcel and the Designated Outparcels will have come from capital contributed by the

CBL Mgt. Co. The specific dollar amounts of such capital contributions by the CBL Mgt. Co. shall be included in the Company’s books and records.

(iv)           Capital Contributions - Development of Costco Parcel and Designated Outparcels. Any capital contributions required by the Company to be made to the Town Center JV for the costs of development of the Costco Parcel and the Designated Outparcels shall be the obligation of the CBL Mgt. Co. such that the Company’s portion of such development costs for the Costco Parcel and the Designated Outparcels will have come from capital contributed by the CBL Mgt. Co.

(v)             Capital Contributions - Re-Designation of Lease Outparcels as Designated Outparcels. If any Lease Outparcel is determined by the Town Center JV to no longer be held for lease to a third party but is to be sold to a third party or subleased to a third party for later sale pursuant to a sublease/sale (a “Sublease/Sale”) transaction, such Lease Outparcel shall be re-designated as a Designated Outparcel, and the CBL/OP shall contribute to the CBL Mgt. Co. all rights, title and interest of the CBL/OP attributed to the CBL/OP via the Company and the interest of the Company in the Town Center JV with respect to such re-designated parcel, with such rights, title and interest to include (A) any obligation to fund a portion of any future costs with respect to the re-designated parcel and (B) any rights to distributions of a portion of the proceeds from any sale of such re-designated parcel and (C) any gain or loss allocated to the Company on the sale of any such re-designated parcel. As noted in the preceding sentence, any capital contributions required by the Company to be made to the Town Center JV for the costs of development of such parcel re-designated as a Designated Parcel shall be the obligation of the CBL Mgt. Co. The parties agree to use their commercially reasonable efforts to promptly determine or assist in the prompt determination of whether any Lease Outparcel is to be re-designated as a Designated Outparcel well in advance of any agreement with any third party for the sale or Sublease/Sale of such Lease Outparcel to be re-designated.

(vi)            Risk of Loss/Benefits and Burdens of Ownership of Costco Parcel and Designated Outparcels. The risk of loss and any benefits and burdens of ownership of the Company’s portion of the Costco Parcel and any Designated Outparcel as a member of Town Center JV shall be borne by the CBL Mgt. Co. and not by the CBL/OP.

(vii)          Sale of Costco Parcel and Designated Outparcels. On the sale of the Costco Parcel and on any subsequent sale or Sublease/Sale of the Designated Outparcels by Town Center JV, any gain or loss from such sales that is allocated to the Company by Town Center JV shall be allocated to the CBL Mgt. Co. Any distribution of sales proceeds from any such sale distributed to the Company by Town Center JV shall be distributed to the CBL Mgt. Co.

(viii)         Risk of Loss/Benefits and Burdens of Ownership of Other Assets of the Company. The risk of loss and any benefits and burdens of ownership of the Company’s portion of any other assets of Town Center JV as a member of Town Center JV, other than the Costco Parcel and any Designated Outparcel, and any other assets of the Company shall be borne by the CBL/OP and not by the CBL Mgt. Co.

(ix)            Income/Loss From Other Assets of the Company. Any income or loss that is allocated to the Company by Town Center JV, other than gain or loss on the sale of the Costco Parcel and on any subsequent sale or Sublease/Sale of the Designated Outparcels, shall be allocated to the CBL/OP. Any distribution of net income or other distributions to the Company by Town Center JV, other than distributions from the sale of the Costco Parcel and the sale or Sublease/Sale of the Designated Outparcels, and any other funds to be distributed by the Company to its members shall be distributed to the CBL/OP.

(x)              Interpretation. The CBL/OP and the CBL Mgt. Co. acknowledge that immediately following the transfer by the Town Center JV of the Costco Parcel, the title to the balance of the Town Center Property was transferred by Town Center JV to IDB, and then leased back to the Town Center JV as part of a payment-in-lieu-of- taxes (PILOT) program per the PILOT Lease. As a result of the lease of the Town Center Property from the IDB to Town Center JV per the PILOT Lease and while such PILOT Lease shall be in force, future sales of Designated Parcels may be in the form of a sale to third parties or a sublease to third parties to be then subsequently conveyed upon termination of the PILOT Lease or conveyed if Town Center JV is able to cause a release of such parcel from the PILOT Lease, a Sublease/Sale as defined above. The CBL/OP and the CBL Mgt. Co. acknowledge that the provisions referenced herein shall be applicable regardless of whether the sale of a Designated Outparcel is in the form of a transfer of title or a Sublease/Sale.

IN WITNESS WHEREOF, this Amended and Restated Agreement is executed effective as of the date first set forth above.

MEMBERS:

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc., its sole general partner

By:
Name:
Its:	Jeffery V. Curry
Chief Legal Officer

CBL & ASSOCIATES MANAGEMENT, INC.

By:
Name:
Its:	Jeffery V. Curry
Chief Legal Officer

EXHIBIT “A”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL AMBASSADOR MEMBER, LLC

65% membership interest in Ambassador Town Center JV, L.L.C., a Louisiana limited liability company, which owns that certain real property upon which a regional shopping center known as “Ambassador Town Center” is located in Lafayette, Louisiana

EXHIBIT “A-1”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL AMBASSADOR MEMBER. LLC

[attached]

EXHIBIT “B”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL AMBASSADOR MEMBER, LLC

Members

Cash Contributed or
	Percentage	Agreed Value of Other
Name Address	Interest	Property or Services

CBL & Associates Limited	100%	$1,000
Partnership
CBL Center, Suite 500
2030 Hamilton Place Boulevard
Chattanooga, Tennessee 37421

CBL & Associates Management Inc.	Various	[included in Company books and records]
CBL Center, Suite 500
2030 Hamilton Place Boulevard
Chattanooga, Tennessee 374210

EXHIBIT “C”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL AMBASSADOR MEMBER, LLC

Managers

Chief Manager:	CBL & Associates Limited Partnership